WAIVER
December 1, 2017
Reference is made to the Bye-laws of Everest Re Group, Ltd. (the "Bye-laws").  Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Bye-laws.
Each party hereto acknowledges that, (i) Bye-law 52 of the Bye-laws provides, except as otherwise set forth therein, that if and for so long as the aggregate number of Controlled Shares of any Person exceeds the Maximum Percentage of the total voting power of all of the issued and outstanding share capital of the Company, each such Controlled Share shall confer only a fraction of a vote as provided therein, (ii) Bye-law 53(a) of the Bye-laws provides, except as otherwise set forth therein, that no share may be issued, without prior Board approval, if the Board has reason to believe that the effect of such issuance would cause the aggregate number of Controlled Shares of any Person to exceed the Maximum Percentage of any class of issued and outstanding share capital of the Company, (iii) Bye-law 55(b) of the Bye-laws provides, except as otherwise set forth therein, that if the Board has a reason to believe that the aggregate number of Controlled Shares of any Person exceeds the Maximum Percentage of any class of issued and outstanding share capital of the Company, the Company shall have the option to redeem or purchase all or any part of the shares so owned, as provided therein, and (iv) Bye-law 63(b) of the Bye-laws provides, except as otherwise set forth therein, that no transfer of any share shall be registered if the Board has reason to believe that the effect of such transfer would be to increase the aggregate number of Controlled Shares of any Person to more than the Maximum Percentage of any class of issued and outstanding share capital of the Company (clauses (ii) through (iv), collectively, "the Restrictive Bye-laws").
Everest Re Group, Ltd., acknowledges that BlackRock, Inc., together with its subsidiaries and controlled affiliates ("BlackRock"), acts, or may in the future act, as the manager and/or investment advisor of various investment funds and accounts (collectively, and together with BlackRock, the "BlackRock Investors").
In light of the foregoing, Everest Re Group, Ltd. waives the Restrictive Bye-laws with respect to BlackRock up to a maximum of Controlled Shares representing 15% of the shares of the Company outstanding at any time of measurement (the "Waiver"); provided, that: (i) the Waiver is revocable by the Company for any reason upon 30 days' notice; (ii) each BlackRock Investor's ownership of Controlled Shares, determined (for purposes of this proviso (ii) only) without regard to clauses (C) and (D) of the definition of Controlled Shares, does not exceed the Maximum Percentage of any class of issued and outstanding share capital of the Company; (iii) if the Board has reason to believe that the aggregate number of Controlled Shares of BlackRock exceeds 15% of the shares of the Company outstanding at any time of measurement, the Company shall have the option, in lieu of redeeming or repurchasing such shares as provided in Bye-Law 55(b) of the Bye-laws, to require BlackRock to sell, or cause to be sold, into the open market such number of Controlled Shares of BlackRock as may be necessary in order to reduce the aggregate number of Controlled Shares of BlackRock below such 15% threshold; and (iv) following any termination of the Waiver (pursuant to proviso (i) above or otherwise), if the Board has reason to believe that the aggregate number of Controlled Shares of BlackRock exceeds the Maximum Percentage of the shares of the Company outstanding at any time of measurement, the Company shall have the option, in lieu of redeeming or repurchasing such shares as provided in Bye-Law 55(b) of the Bye-laws, to require BlackRock to sell, or cause to be sold, into the open market such number of Controlled Shares of BlackRock as may be necessary in order to reduce the aggregate number of Controlled Shares of BlackRock to no more than the Maximum Percentage.

Nothing in this agreement shall be construed as to indicate, either express or implied, that this Waiver extends to Bye-law 52.  The parties shall reasonably cooperate with each other, and shall reasonably share such appropriate information, to effectuate the calculation of the voting rights attributed to shares owned or controlled by BlackRock.
We have called to your attention that certain insurance laws in jurisdictions in which entities we own or have invested in may be regulated may require prior notice and/or approval of acquisitions of a 10% or more of the outstanding voting securities of such entities or their affiliates. Beneficial ownership under the securities law does not always equate to purchase or control under insurance law and we encourage you to seek your own counsel.

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IN WITNESS WHEREOF, the undersigned has caused this Waiver to be signed on its behalf by its officer thereunto duly authorized as of the date first written above.

EVEREST RE GROUP, LTD.

By: /S/ SANJOY MUKHERJEE
Name: Sanjoy Mukherjee
Title: Executive Vice President

ACKNOWLEDGED AND AGREED:

BLACKROCK, INC.

By: /S/ DANIEL RIEMER
Name: Daniel Riemer
Title: Vice President, Legal & Compliance